UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 10, 2006

Prosoft Learning Corporation

(Exact name of registrant as specified in its charter)

Nevada	000-21535	87-0448639
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

410 N. 44th Street, Suite 600, Phoenix, Arizona	85008
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(602) 794-4199

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 12, 2006, Prosoft Learning Corporation (the “Company”) entered into an Acquisition and Reorganization Agreement between VCampus Corporation, Prosoft Learning Corporation and ComputerPREP, Inc. (the “Reorganization Agreement”). ComputerPREP is a wholly-owned subsidiary of the Company. Pursuant to the Reorganization Agreement, the Company will file a petition for reorganization under Chapter 11 of Title 11 of the United States Code, and submit a proposed Chapter 11 Plan of Reorganization. As set forth in more detail in Item 1.03, subject to Bankruptcy Court approval, the reorganized Company will become a wholly-owned subsidiary of VCampus Corporation.

Under the terms of the Reorganization Agreement, VCampus Corporation will pay an aggregate price of $2.3 million for 100% of the newly issued common stock of the reorganized Company. $2 million will be paid in cash at closing, with $300,000 paid in the form of two 6% promissory notes of $150,000 each. The first note is due in one balloon payment on July 1, 2007, with the other note payable in six equal monthly installments of principal and interest beginning on January 1, 2007. The aggregate purchase price is subject to a working capital adjustment at closing. The Company will use the proceeds to retire its existing secured convertible notes and to pay other reorganization expenses. VCampus will also be assuming certain liabilities and obligations of Prosoft, including essential trade payables, as part of the reorganization and intends to continue substantially all of Prosoft’s current operations and retain virtually all Prosoft’s employees. It is anticipated that no proceeds will be available to the existing shareholders of the Company.

In connection with the Reorganization Agreement, the Company also is a party to a letter agreement between VCampus and the Company’s secured lenders by which VCampus and the secured lenders consent to certain transactions and arrangements relating to the Company and the transactions contemplated by the Reorganization Agreement.

Copies of the Reorganization Agreement, the letter agreement, and the press release announcing the execution of the Agreement are attached hereto as Exhibits 10.1, 10.2 and 99.1, respectively. All statements made herein concerning the foregoing agreements are qualified by reference to such exhibits.

Under the terms of the Reorganization Agreement, the existing employment agreement of Benjamin Fink, President and Chief Executive Officer of the Company, dated October 27. 2005, will be rejected. The existing employment agreement contained provisions related to non-competition and non-solicitation, as well as provided that Mr. Fink was to receive a payment of $250,000 in the event of termination of Mr. Fink’s employment for any reason other than gross negligence or willful misconduct or in the event of a change in control of the Company. On April 10, 2006, the Company entered into a Transition Services Agreement with Mr. Fink. The Transition Services Agreement amends and restates, and will replace Mr. Fink’s existing employment agreement with the Company dated October 27, 2005. Under the Transition Services Agreement, Mr. Fink shall continue to provide substantially the same services to the Company as under the existing employment agreement, as well as to assist with the completion of the transactions contemplated by the Reorganization Agreement. Pursuant to the Transition Services Agreement, upon the Effective Date (as defined in the Reorganization Agreement), the reorganized Company is required to make a change of control payment to Mr. Fink of $200,000, provided that VCampus has received a credit against the purchase price under the Reorganization Agreement of $209,080 in exchange for the assumption by the reorganized Company of the obligation to pay Mr. Fink. Mr. Fink’s employment by the Company and/or the reorganized Company shall terminate effective immediately upon the closing under the Reorganization Agreement. The Transition Services Agreement also provides for the nondisclosure and noncompetition terms from Mr. Fink’s existing employment agreement to be extended for a period of one year from the closing under the Reorganization Agreement. In the event the Reorganization Agreement is terminated without a closing of the transactions contemplated thereunder, the Transition Services Agreement shall immediately terminate and Mr. Fink’s existing employment agreement will be reinstated.

A copy of the Transition Services Agreement is attached hereto as Exhibit 10.3.

Item 1.02 Termination of a Material Definitive Agreement

The employment agreement dated October 27, 2005 by and between the Company and Mr. Benjamin M. Fink has been terminated, and replaced by the Transition Services Agreement dated April 10, 2006 referenced in Item 1.01 above. Pursuant to the employment agreement of October 27, 2005, Mr. Fink was employed as the Company’s President and Chief Executive Officer. The term of that employment agreement began on October 27, 2005 and was to expire on October 27, 2007. The employment agreement with Mr. Fink provided for an annual base salary of $200,000. In addition, the employment agreement provided for a periodic award of 33,333 stock options under the Company’s plan, to be granted at the beginning of each of the calendar years 2006 and 2007. These options were to vest in quarterly increments of 33%, 23%, 22%, and 22%, respectively, over a one year period from the grant date. The employment agreement also provided for annual incentive bonus payments of up to $150,000 based on the achievement of specific objectives relating to increased revenues and profitability, and the generation of cash. Of this total amount, up to $70,000 could be granted by the Board in its sole discretion. In the event of termination of Mr. Fink’s employment for any reason other than gross negligence or willful misconduct, the Company was obligated to pay to Mr. Fink $250,000, plus his base salary and bonus earned as of the date of such termination, plus acceleration and immediate vesting of all unvested options. In addition, if a change of control of the Company were to occur, then a payment of $250,000 was due to Mr. Fink. In addition, all of Mr. Fink’s unvested options would vest upon any change in control.

If the Reorganization Agreement is terminated without a closing of the transactions contemplated thereunder, the Transition Services Agreement shall immediately terminate and Mr. Fink and the Company shall be subject to the terms of this prior employment agreement.

Item 1.03 Bankruptcy or Receivership

On April 12, 2006, the Company, together with its ComputerPREP Inc. subsidiary, filed petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Arizona. The filing was designated case number 02:06-BK-01008-PHX-RJH, and assigned to Judge Randolph J. Haines. Pursuant to the Reorganization Agreement, the Company and ComputerPREP will file a proposed Chapter 11 Plan that provides for, among other things: (i) the cancellation of all existing equity interests of the Company and ComputerPREP; (ii) revocation of the Company’s current registration statement under Section 12 of the Exchange Act; (iii) as set forth in more detail in the Reorganization Agreement, the issuance of new common stock to be issued and delivered to VCampus Corporation in exchange for the Purchase Price (as defined in the Reorganization Agreement); and (iv) the creation of a Liquidating Trust that will distribute the Purchase Price. If the proposed Chapter 11 Plan is approved by the Bankruptcy Court, the Company does not expect to distribute any money or property to existing equity interests through the bankruptcy process and existing equity holders will not receive an equity interest in the reorganized Company.

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation

On April 12, 2006, the Company, together with its ComputerPREP Inc. subsidiary, filed petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Arizona. Such a filing constitutes an event of default under the Company’s Secured Convertible Note and the Secured 8% Convertible Notes. Such a default provides the holders of the notes with the ability to require immediate repayment of the principal and interest currently owed under the notes. The current amount outstanding in the aggregate under these notes is approximately $4.28 million. Pursuant to the Acquisition and Reorganization Agreement and the bankruptcy process referenced in Item 1.01 and Item 1.03 herein, it is anticipated that the net purchase price, after transaction expenses, will be paid to the holders of these notes at closing, and the Secured Convertible Note and the Secured 8% Convertible Notes will be discharged in full.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 10, 2006, Mr. Jeffrey G. Korn tendered his resignation as a Director of the Company. Subsequently, on April 10, 2006, Mr. Korn expressed willingness to rejoin the Board and was unanimously reappointed to the Board of Directors of the Company by the vote of the Board of Directors. Mr. Korn has also been reappointed to the audit and compensation committees of the Board.

The Company has received written notification from Dr. Edward Walsh that he will resign from the Board of Directors effective at 11:59 PM Mountain Standard Time, on April 12, 2006.

For information regarding the employment of Benjamin Fink, President and Chief Executive Officer of the Company, see Items 1.01 and 1.02 above.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Acquisition and Reorganization Agreement.

10.2	Letter Agreement.

10.3	Transition Services Agreement.

99.1	Press Release dated April 12, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 10, 2006	Prosoft Learning Corporation (Registrant)

	By:	/s/ Tom D. Benscoter
Tom D. Benscoter, Chief Financial Officer